Exhibit 23.7

March 30, 2016

Golden Queen Mining Co. Ltd.
2300 – 1066 West Hastings Street
Vancouver, BC V6E 3X2

Re:	Golden Queen Mining Co. Ltd. (the “Company”)
Annual Report on Form 10K

Reference is made to the Annual Report on Form 10-K of the Company for the year ended December 31, 2015 (the “Annual Report”).

I hereby consent to the references to my name and to the summary of the technical report entitled “Soledad Mountain Project Technical Report and Updated Feasibility Study”, dated February 25, 2015 issued by Kappes, Cassiday & Associates, Mine Development Associates and Norwest Corporation, which appear in the Annual Report, and the incorporation therein of such references to the Company’s registration statements on Form S-3 (No. 333-198285) and on Form S-8 (No. 333-191478).

Yours truly,

/s/ Sean Ennis
Sean Ennis
Vice President, Mining
Norwest Corporation